Exhibit 99.1

Beyond Li-ion™

SES AI Appoints Andrew Boyd to Board of Directors

Investment Community and Capital Markets Veteran Replaces Michael Noonen

Woburn, MA (September 3, 2025) - SES AI Corporation (“SES AI”) (NYSE: SES), a global leader in the development and manufacturing of AI-enhanced high-performance Li-Metal and Li-ion batteries, today announced it has appointed Andrew Boyd to the Board of Directors. He replaces Michael Noonen, who informed the Company of his desire to resign in order to focus on his other professional endeavors.

Mr. Boyd currently serves as Partner at Bramalea Partners, LLC, a technology focused fund manager which he founded in January 2020. Prior to Bramalea, Mr. Boyd served in a variety of roles at Fidelity Management & Research Company over a 15-year career, culminating in his role as the Global Head of Equity Capital Markets. Mr. Boyd has a BA (Hons) from the University of Toronto and an LL.B. from the University of Detroit, Mercy.

“On behalf of the Board, I would like to thank Michael for his service and contributions to SES AI over the past three and a half years,” said Dr. Qichao Hu, Founder and CEO. “We are pleased to add Andrew to the Board. His current perspective from the investment community and experience in capital markets should provide meaningful insight and guidance as we continue to execute on our growth plans.”

About SES AI:

SES AI Corp. (NYSE: SES) is powering the future of global electric transportation on land and in the air with the world’s most advanced Li-Metal batteries. SES AI is the first battery company in the world to accelerate its pace of innovation by utilizing superintelligent AI across the spectrum of its business, from research and development; materials sourcing; cell design; engineering and manufacturing; to battery health and safety monitoring. Founded in 2012, SES AI is an Li-Metal battery developer and manufacturer headquartered in Boston and with operations in Singapore, Shanghai, and Seoul. Learn more at SES.AI.

SES AI may use its website as a distribution channel of material company information. Financial and other important information regarding SES AI is routinely posted on and accessible through the Company’s website at www.ses.ai. Accordingly, investors should monitor this channel, in addition to following SES AI’s press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

Contacts:

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pr@ses.ai

For investors:

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